                                                                     EXHIBIT 4.3





                              WARRANTS TO PURCHASE



                       5,454.55 SHARES OF COMMON STOCK OF



                    CREDENTIALS SERVICES INTERNATIONAL, INC.



                                   granted to



                       CANTERBURY MEZZANINE CAPITAL, L.P.

                               TABLE OF CONTENTS


                                                                                                              Page
                                                                                                              ----
1.        Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

2.        Method of Exercise; Payment; Issuance of New Certificate; Transfer and Exchange; Execution  . . .     2

3.        Stock Fully Paid; Reservation of Shares; Divisibility of Warrants   . . . . . . . . . . . . . . .     3

4.        Adjustment of Number of Shares and Warrant Price  . . . . . . . . . . . . . . . . . . . . . . . .     3

5.        Restrictions on Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8

6.        Registration Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10

7.        Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13

8.        Covenants of the Issuer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15

9.        Option to Sell  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16

11.       Liquidity Event   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17

12.       Adoption of Management Option Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18

13.       Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

14.       Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

15.       Gender and Number   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

16.       Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

17.       Benefits of Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

18.       Exchange, Loss or Destruction of Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . .    20

19.       Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

20.       Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21



Schedule I Capital Stock

Exhibit A Exercise Form
Exhibit B Assignment

                           FORM OF WARRANT AGREEMENT


                              WARRANTS TO PURCHASE
                        5,454.55 SHARES OF COMMON STOCK
                    CREDENTIALS SERVICES INTERNATIONAL, INC.


                 THE WARRANTS evidenced by this certificate (the "Certificate") have been issued in accordance with that certain Subordinated Loan Agreement dated as of March 10, 1997 (the "Loan Agreement"), between Credentials Services International, Inc. (the "Issuer"), a Delaware corporation, and Canterbury Mezzanine Capital, L.P. (the "Lender"), a Delaware limited partnership. Unless otherwise provided herein, terms used herein that are defined in the Loan Agreement and not defined herein shall have the meanings ascribed thereto in the Loan Agreement. In consideration of the premises and covenants of the Lender set forth in the Loan Agreement, the Lender or its registered assigns (sometimes hereinafter referred to as the "Warrantholder" or collectively as "Warrantholders") hereby is granted the right to purchase at any time during the period commencing the date hereof and ending at 5:00 p.m., New York City time, on March 10, 2007 (the "Expiration Date") (such period is hereinafter referred to as the "Exercise Period"), 5,454.55 shares of common stock, par value $.01 per share (the "Shares" or "Common Stock"), of the issuer in accordance with the terms and conditions set forth herein.

                 1. Representations and Warranties. The Issuer hereby represents and warrants to the Lender that:

                 (a) The Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to execute and deliver this Certificate, to issue the Warrants (as defined below) and to perform its obligations under this Certificate and the Warrants.

                 (b) The execution, delivery and performance by the Issuer of this Certificate, the issuance of the Warrants and the issuance of the Warrant Shares upon exercise of the Warrants (the "Warrant Shares") have been duly authorized by all necessary corporate action and do not and will not conflict with, or result in a breach of, or require any consent under, the organizational documents of the Issuer or any applicable law or regulation or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Issuer is a party or by which it or its property is bound or to which it or its property is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any lien under the terms of any such agreement or instrument.

                 (c) This Certificate has been duly executed and delivered by the Issuer and constitutes the legal, valid and binding obligation of the Issuer, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability. The Warrants constitute legal, valid, binding and enforceable obligations of the Issuer, and the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable shares of the Shares with no personal liability attaching to the ownership thereof.

                 (d) (i) The authorized capital stock of the Issuer consists of 50,000 Shares and 2,000 shares of Series A Cumulative Preferred Stock, par value $.10 per share (the "Series A Shares"), of which 40,000 Shares and no Series A Shares are issued and outstanding and owned of record as set forth on Schedule 1, and (ii) the Warrant Shares issuable to the Lender upon exercise of the Warrants, would, if issued on the date hereof, represent 12% of the sum of (A) 40,000 Shares, being the number of Shares outstanding as of the date hereof, plus (B) 5,454.55 Warrant Shares. Other than the outstanding Shares referred to in the immediately preceding sentence and the Warrants, there are no outstanding options, warrants, conversion rights or other rights to obtain any Shares or any other security convertible into or exchangeable for Shares. All Shares were issued in compliance with the certificate of incorporation and all applicable Requirements of Law (including, without limitation, all applicable Federal and state securities laws), and filings required to be made pursuant to such Requirements of Law in connection with the sale of the Shares have been duly and properly made.

                 2. Method of Exercise; Payment; Issuance of New Certificate; Transfer and Exchange; Execution. The Warrants evidenced by this Certificate (the "Warrants") may be exercised by the Warrantholder at any time and from time to time during the Exercise Period, in whole or in part, by the surrender of this Certificate, together with the exercise form attached hereto as Exhibit A (the "Exercise Form") duly completed and executed, at the principal office of the Issuer, by payment to the Issuer, by certified or cashier's check, an amount equal to the Warrant Price (as defined in the next succeeding sentence). For the purposes of this Certificate, the term "Warrant Price" shall mean $.10 per Share, or such other price as shall result from the adjustments specified in Section 4. Such Shares shall be deemed to be issued to the Warrantholder as of the close of business on the date on which the Warrants shall have been surrendered and payment shall have been made for the States. The Issuer will, or will direct its transfer agent to, issue, as soon as practicable after any exercise of any Warrant, and in any event within five business days thereafter, at the Issuer's expense (including the payment by it of any applicable issue taxes), in the name of, and deliver to, the Warrantholder, a certificate or certificates for the number of fully paid and nonassessable Shares as to which such Warrant is so exercised. The certificates for the Shares so delivered shall be in such denominations as may be reasonably specified by the Warrantholder and shall be issued in the name of the Warrantholder.

                 The Warrants shall be transferable only on the books of the Issuer maintained at its principal office upon delivery thereof by a Warrantholder, or by such Warrantholder's duly authorized attorney or representative, such Warrants accompanied by proper evidence of succession, assignment or authority to transfer, together with the form of the assignment attached hereto as Exhibit B (the "Assignment Form"), duly completed and executed. Transfer and assignments of the Warrants shall be recorded on the books of the Issuer. Notwithstanding the foregoing, any attempted transfer or assignment other than as permitted in accordance with Section 5 shall be void.

                 This Certificate is executed on behalf of the Issuer by the manual signature of a duly authorized officer of the Issuer. In case any officer of the Issuer who shall have signed this Certificate shall cease to be such an officer of the Issuer prior to issuance or any exercise of the Warrants represented hereby, this Certificate may nevertheless be issued and delivered or exercised with the same force and effect as though all of the persons who signed the same continued as such officers of the Issuer. This Certificate may be signed on behalf of the Issuer by any person who at the date of execution of this Certificate was an authorized officer of Issuer, whether or not at the date of this

Certificate any such person is such an officer of the Issuer. This Certificate shall be dated as of the original issue date (whether upon initial issuance, transfer or exchange or in lieu of a mutilated, lost, stolen or destroyed Certificate). The Issuer shall keep or cause to be kept a register of the Warrantholders.

3. Stock Fully Paid; Reservation of Shares; Divisibility of Warrants. The Issuer covenants and agrees that all Shares shall, upon issuance, be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof. The Issuer further covenants and agrees that, during the Exercise Period, the Issuer shall, at all times, have authorized and reserved, for the purpose of the issue upon exercise of the Warrants, at least the maximum number of Shares as are issuable upon the exercise of the Warrants.
Furthermore, the Issuer shall, at its expense, from time to time take all action which may be necessary to obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities which may be or become requisite in connection with the issuance, sale, transfer and delivery of the Warrants and the exercise of the Warrants and the issuance, sale, transfer, and delivery of Shares upon exercise of the Warrants, and the Issuer shall expeditiously, upon each reservation of Shares, procure the listing thereof (subject to issuance or notice of issuance) on all stock exchanges, if any, on which such Shares are then listed. The Warrants represented by this Certificate may be divided into Warrants representing one Share or multiples thereof, upon surrender at the principal office of the Issuer on any Business Day, without charge to any Warrantholder. Upon any such division, and in accordance with the provisions of Section 1, the Warrants may be transferred of record to a name other than that of the Warrantholder of record; provided, however, that the Warrantholder shall be required to pay any and all transfer taxes with respect thereto.

                 4. Adjustment of Number of Shares and Warrant Price. From and after March 10, 1997, the number of Shares issuable upon the exercise of each Warrant and the Warrant Price shall be subject to adjustment from time to time as follows:

                 (a) If the Issuer shall (i) pay a dividend or make a distribution in Shares, (ii) subdivide its outstanding Shares, (iii) combine its outstanding Shares into a smaller number of Shares or (iv) issue by reclassification of its Shares any shares or other securities of the Issuer, then, in each such event, the number of Shares issuable upon exercise of each Warrant immediately prior thereto shall be adjusted so that each Warrantholder shall be entitled to receive the kind and number of Shares or other securities of the Issuer which such Warrantholder would have owned or have been entitled to receive after the happening of any of the events described above had such Warrantholder exercised all the Warrants held by it immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made pursuant to this Section 4(a) shall become effective immediately after the effective date of the event retroactive to the record date, if any, for the event.

                 (b) (i) In the event the Issuer shall issue or sell any Shares (other than Shares which may be purchased under the Warrants or Shares purchased pursuant to options or warrants outstanding as of the date of this Certificate) without consideration or for consideration consisting solely of cash in an amount per Share less than the Current Market Price per Share of Shares (as defined in Section 4(k)), then, in each such event, the number of Shares issuable upon exercise of each Warrant immediately prior thereto (an "Initial Number") shall be adjusted so that each Warrantholder shall be entitled to receive the number of Shares determined by multiplying such Initial Number by a fraction, the numerator of which shall be the number of Shares outstanding on the date of such issuance or sale plus the number of additional Shares to be issued or offered for purchase, and the denominator of which shall be the number of Shares outstanding on the date of such issuance or sale plus the number of Shares which the aggregate offering price of the total number of Shares so to be issued or to be offered for purchase would purchase at such Current Market Price.

         (ii) In the event the Issuer shall issue or sell any Shares pursuant to, or in accordance with, the Second Securities Purchase Agreement, then, in each such event, the number of Shares issuable upon exercise of each Warrant immediately prior thereto (an "Initial Number") shall be adjusted so that each Warrantholder shall be entitled to receive the number of Shares determined by multiplying such Initial Number by a fraction, the numerator of which shall be the number of Shares outstanding on the date of such issuance or sale immediately prior to such issuance or sale plus the number of additional Shares to be issued or sold, and the denominator of which shall be the number of Shares outstanding on the date of such issuance of sale immediately prior to such issuance or sale.

         (iii) In the event the Parents adopt the Management Option Plan as set forth in Section 12, the number of Warrants shall be reduced as set forth in Section 12.

                 (c) In the event that at any time hereafter the Issuer shall in any manner grant any right to subscribe for or to purchase, or issue or sell any option for the purchase of, Shares or any stock or other securities convertible into, or exchangeable for, Shares (such convertible or exchangeable stock or other securities being hereafter referred to as "Convertible Securities"), and the minimum price per share for which Shares are issuable pursuant to such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Issuer as consideration for the granting of such rights or options or issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Issuer upon the exercise of such rights or options plus, in the case of such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the conversion or exchange thereof by (ii) the total maximum number of Shares issuable pursuant to such rights or options or upon the conversion or exchange of all such Convertible Securities) shall be less than the Current Market Price per Share of Shares, then the total maximum number of Shares issuable pursuant to such rights or options or upon conversion or exchange of all such Convertible Securities shall (as of the date of the granting of such rights or options or issuance or sale of such Convertible Securities) be deemed to be outstanding and to have been issued or sold for purposes of Section 4(b) for the price per share as so determined; provided that no further adjustment of the number of Shares issuable upon exercise of the Warrants shall be made upon the actual issuance of Shares so deemed to have been issued; and further provided, that, upon the expiration or termination of any unexercised rights or options or conversion or exchange privileges for which any adjustment was made pursuant to Section 4(b) and this Section 4(c), the number of Shares issuable upon exercise of the Warrants shall be readjusted and shall thereafter be such number as would have prevailed had the number of Shares issuable upon exercise of the Warrants not been originally adjusted or had the original adjustment not been required, as the case may be, on the basis of (A) the Shares, if any, actually issued or sold upon the exercise of such rights or options or conversion or exchange rights and (B) the consideration actually received by the Issuer upon such exercise plus the consideration, if any, actually received by the Issuer for the issuance, sale or grant of all of such rights, options or Convertible Securities whether or not exercised; provided, however, that no such readjustment shall have the effect of decreasing the number of Shares issuable upon exercise of the Warrants by an amount in excess of the amount of the adjustment initially made for the issuance, sale or grant of such rights, options or Convertible Securities. In the event of any increase in the minimum aggregate amount of consideration payable to the Issuer upon the exercise of such rights or options or upon the conversion or exchange of such Convertible Securities, or in the event of any decrease in the total maximum number of Shares issuable pursuant to such rights or options or upon the conversion or exchange of such Convertible Securities, the number of Shares issuable upon exercise of the Warrants shall be readjusted to the number of Shares for which the Warrants would have been exercisable had the rights, options or Convertible Securities still outstanding at the time of such event been originally issued or sold with such increased minimum aggregate consideration or such decreased number of Shares.

                 (d) No adjustment in the number of Shares issuable upon exercise of the Warrants shall be required in respect of any event described this Section 4 unless the adjustment would require an increase or decrease of at least 1% in the number of Shares issuable upon the exercise of each Warrant. Any adjustments which by reason of this Section 4(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4 shall be made to the nearest one-hundredth of a Share or to the nearest cent, as the case may be.

                 (e) Whenever the number of Shares issuable upon the exercise of each Warrant is adjusted, the Warrant Price per Share payable upon exercise of each Warrant shall be adjusted by multiplying the Warrant Price payable immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Shares issuable upon the exercise of each Warrant immediately prior to such adjustment and the denominator of which shall be the number of Shares issuable immediately after such adjustment.

                 (f) Whenever the number of Shares issuable upon the exercise of each Warrant or the Warrant Price of such Shares is adjusted, the Issuer shall promptly mail, by first-class mail, postage prepaid, to each Warrantholder, a written notice of such adjustment, a brief statement of the facts requiring such an adjustment and a certificate setting forth in reasonable detail the manner in which such adjustment was made. Where appropriate, such certificate may be given prior to the making of an adjustment and included as part of the notice required to be mailed under this Section 4(f).

                 In the event:

                          (i) the Issuer shall authorize the issuance to all holders of Shares, rights or warrants to subscribe for or purchase capital stock of the Issuer or of any other subscription rights or warrants; or

                          (ii) the Issuer shall authorize the distribution to all holders of Shares, evidences of its indebtedness or its assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends payable in Shares); or

                          (iii) of any consolidation or merger to which the Issuer is a party and for which approval of any stockholders of the Issuer is required, or of the conveyance or transfer of the properties and assets of the Issuer substantially as an entirety, or of any capital reorganization or reclassification or change of the Shares (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination); or

                          (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Issuer; or

                          (v) the Issuer proposes to take any other action which would require an adjustment of the Warrant Price pursuant to Section 4(j);

then the Issuer shall cause to be given to each registered Warrantholder, at least 20 calendar days (10 calendar days in any case specified in clause (i) or (ii)) prior to the applicable record date, by first-class mail, postage prepaid, a written notice stating (x) the date as of which the holders of record of Shares to be entitled to receive any such rights, warrants or distributions is to be determined or (y) the date on which the Issuer expects any such consolidation, merger, conveyance, transfer, reorganization, reclassification, change, dissolution, liquidation or winding up to become effective and the date as of which the Issuer expects holders of record of Shares shall be entitled to exchange their Shares for securities or other property, if any, deliverable upon such consolidation, merger, conveyance, transfer, reorganization, reclassification, change, dissolution, liquidation or winding up. The failure to give the notice required by this Section 4(f), or any defect therein, shall not affect the legality or validity of any right, warrant, distribution, consolidation, merger, conveyance, transfer, reorganization, reclassification, change, dissolution, liquidation or winding up, or the vote upon any such action.

                 (g) For the purpose of this Section 4, the term "Shares" means the shares of common stock of the Issuer authorized as of date of this Certificate and shares of any other class into which such presently authorized Shares may be changed and any other shares of capital stock of the Issuer which do not have priority in the payment of dividends or upon liquidation over any other class of capital stock. In the event that, at any time, as a result of an adjustment made pursuant to this Section 4, any Warrantholder becomes entitled to purchase any shares or other securities of the Issuer other than Shares, thereafter the number of such other shares or other securities issuable upon exercise of each Warrant and the Warrant Price of such shares or other securities shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Shares contained in this Section 4, and the provisions of this Section 4 and all other applicable sections of this Certificate shall apply on like terms to any such other shares or securities.

                 (h) If the Issuer shall pay any dividends on the Shares in cash, the Warrant Price per Share shall be reduced by the amount of any such dividend paid in cash on each Share and, if, as a result of this Section 4(h), the Warrant Price shall have been reduced to zero, any such amounts which would otherwise be applied to reduce the Warrant Price will be paid to the Warrantholders in cash on the date such dividends are paid on the Shares.

                 (i) No adjustments shall be made in connection with the exercise of the Warrants. For purposes of this Section 4, Shares at any time owned or held by, or for the account of, the Issuer shall not be deemed to be outstanding.

                 (j) In case the Issuer shall make a distribution to all holders of Shares (including any such distribution made in connection with a consolidation or merger in which the Issuer is the continuing corporation) of evidences of its indebtedness or its assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends payable in Shares), the Warrant Price per Share to be in effect after such date of distribution shall be reduced by an amount equal to the fair market value (as determined by an independent investment banking firm reasonably acceptable to a majority of the Warrantholders and the holders of Warrant Shares that have not been sold to the public and bear the legend set forth in Section 5(b) (the "Non-Public Warrant Shares") (the cost of engagement of said investment banking firm to be borne in a proportion of 50% by the Issuer and 5096 by the holders of the Warrants and Non-Public Warrant Shares) of the portion of the evidences of indebtedness or assets so to be distributed applicable to one Share, and, if as a result of this Section 4(j), the Warrant Price shall have been reduced to zero, any such amount which would otherwise be applied to reduce the Warrant Price will be paid to the Warrantholders in cash on the date of such distribution to all holders of Shares. Each adjustment made pursuant to this
Section 4(k) shall be made successively whenever a date for such distribution is fixed (which date of distribution shall be the record date for such distribution if a record date therefor is fixed), and, if such distribution is not so made, the Warrant Price shall again be adjusted to the Warrant Price which would be in effect if such date of distribution had not been fixed.

                 (k) For the purpose of any computation under this Section 4, the "Current Market Price per Share" of Shares on any date shall be deemed to be the average of the daily closing prices for the 30 consecutive trading days, commencing 45 trading days before such date, as reported on the Composite Transactions Tape, or if the Shares are not reported on the Composite Transactions Tape, the last sale price (regular way) of the Shares on the principal national securities exchange on which the Shares are listed or admitted to trading or, in case no such sale takes place on such day, the average of the closing bid and asked prices (regular way), in either case on such securities exchange or, if the Shares are not listed or admitted to trading on such an exchange, the closing sales price, or, if there is no closing sales price, the average of the closing bid and asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers' Automated Quotation System, or, if not so reported, as reported by the National Quotation Bureau, Incorporated, or any successor thereof, or, if not so reported, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Board of Directors of the Issuer for that purpose, or, if no such prices are furnished, the fair market value of a Share as determined by the Board of Directors of the Issuer, or, if the holders of a majority of the Warrants and Warrant Shares object in good faith to any such determination by the Board of Directors within 30 days after receipt of written notice thereof from the Issuer, by an independent investment banking firm reasonably acceptable to the holders of a majority of the Warrants and Warrant Shares (the cost of the engagement of said investment banking firm to be borne by the Issuer).

                 (l) In case of any capital reorganization, or any reclassification of the Shares (other than a reclassification described in clause (iv) of Section 4(a) of the Issuer) or in case of the consolidation or merger of the Issuer with or into any other entity or the sale, lease, conveyance or other disposition of all or substantially all of the properties and assets of the Issuer to any other entity, the Issuer or such successor or purchasing entity, as the case may be, shall execute with each Warrantholder an agreement to the effect that each Warrant shall, after such capital reorganization, reclassification, consolidation, merger or sale, lease, conveyance or other disposition, be exercisable into the kind and amount of shares of stock or other securities or property (including cash) to which the holder of the number of Shares issuable (immediately prior to the happening of such capital reorganization, reclassification, consolidation, merger, sale, lease, conveyance or other disposition or record date with respect thereto) upon exercise of a Warrant would have been entitled upon the happening of such event; and, in any case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 4 with respect to the rights and interests thereafter of each Warrantholder to the end that the provisions set forth in this Section 4 shall thereafter correspondingly be made applicable, as may be reasonable, to the securities or property thereafter deliverable on exercise of the Warrants. Such agreement shall provide for all appropriate adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The Issuer shall mail, by first class mail, postage prepaid, to each Warrantholder, a written notice of any event requiring such agreement at least 30 days prior to the effective date of such event. The provisions of this Section 4(1) shall also apply to successive reorganizations, reclassifications, consolidations, mergers, sales, leases, conveyances and other dispositions.

                 (m) Irrespective of any adjustments in the number or kind of shares or other securities deliverable upon the exercise of the Warrants or the Warrant Price, the Warrants theretofore or thereafter issued may continue to express the same number and kind of Shares and price as are stated in the Warrants evidenced by this Certificate.

                 (n) The Issuer shall not be required to issue fractional Shares upon the exercise of any Warrant. If more than one Warrant is presented for exercise in full at the same time by the same Warrantholder, the number of full Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Shares represented by the Warrants presented. If any fraction of a Share would, except for the provisions of this
Section 4, be issuable on the exercise of any Warrant (or specified portion thereof), the Issuer shall pay an amount in cash equal to the fair market value per Share (as reasonably determined in good faith by the Board of Directors of the Issuer) multiplied by such fraction.

                 (o) If any question shall at any time arise with respect to any computation to be performed under this Section 4 or any adjustments to the Warrant Price, such question shall be determined by the independent auditors of the Issuer, and such determination shall be binding upon the Issuer and the holders of the Warrant Shares.

                 5. Restrictions on Transfer. (a) The Lender represents that it is acquiring the Warrants for its own account, for investment and not with a view to any distribution or public offering within the meaning of the Securities Act of 1933, as amended (the "Act"). The Lender acknowledges that the Warrants and the Warrant Shares issuable upon exercise thereof have not been registered under the Act and agrees that it will not sell or otherwise transfer any of its Warrants or Warrant Shares except upon the terms and conditions specified herein.

                 (b) (i) The Lender agrees, and each subsequent transferee described in paragraph (ii) below shall agree, that it will not transfer the Certificate, any Warrants evidenced hereby, or any Non-Public Warrant Shares except in accordance with Sections 9 and 10 and except:

                          (A)     pursuant to Rule 144 under the Act;

                          (B)     pursuant to Rule 144A under the Act;

                          (C)     pursuant to Regulation S under the Act;

                          (D) pursuant to any other exemption from, or otherwise in a transaction not subject to, the registration requirements of the Act or any applicable state securities laws (as confirmed in an opinion of counsel to the transferor and reasonably satisfactory to the Issuer to the effect that proposed transfer may be effected without registration under the Act);

                          (E) a transfer by the Lender to any wholly owned Subsidiary of the Lender; or

                          (F) pursuant to an effective registration statement under the Act;

provided that no such transfer may be made if it will result in there being in excess of 10 registered holders of the Warrants and the Non-Public Warrant Shares.

                 (ii) This Certificate and each other cerebrate representing the Warrants and each certificate for the Warrant Shares issued to the Lender or to a subsequent transferee pursuant to Sections 5(b)(i)(B), (C), (D) (unless the legal opinion delivered in connection therewith is to the effect that such legend is not required in order to ensure compliance with the Act and applicable state laws) or (E) shall include a legend in substantially the following form:

                 THE [WARRANTS AND SHARES] [SHARES] REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM, OR OTHERWISE IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF SUCH ACT. IN ADDITION, THE [WARRANTS AND SHARES] [SHARES] MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN THE WARRANT CERTIFICATE, DATED AS OF MARCH 10, 1997, BETWEEN CREDENTIALS SERVICES INTERNATIONAL, INC. AND THE INITIAL HOLDER OF THE WARRANTS SPECIFIED THEREIN, A COMPLETE AND CORRECT COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF CREDENTIALS SERVICES INTERNATIONAL, INC. AND WILL BE FURNISHED TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

                 (c) Prior to any proposed transfer of any Warrants or any Non-Public Warrant Shares, the holder thereof shall give written notice to the Issuer of such holder's intention to effect such transfer, which notice shall set forth the date of such proposed sale. Each holder wishing to effect a transfer of any Warrant or Non-Public Warrant Share pursuant to clause (B), (D) (unless the legal opinion delivered in connection therewith is to the effect that delivery of such an agreement is not required in order to ensure compliance with the Act and applicable state securities laws) or (E) of Section 5(b)(i) shall also furnish to the Issuer an agreement by the transferee thereof that it is taking and holding such Warrants or Non-Public Warrant Shares subject to the terms and conditions specified herein.

                 (d) The restrictions set forth in this Section 5 shall terminate and cease to be effective with respect to any Warrants or Warrant Shares registered under the Act or transferred pursuant to clause (A), (C), (D) (if the legal opinion delivered in connection therewith is to the effect that such restrictions on transfer are not required to ensure compliance with the Act and applicable state securities laws) or (F) of Section 5(b)(i). Whenever such restrictions shall so terminate, the holder of such Warrants and/or Warrant Shares shall be entitled to receive from the Issuer, without expense (other than transfer taxes, if any), Warrants or certificates for such Warrant Shares not bearing the legend set forth in Section 5(b) at which time the Issuer will rescind any transfer restrictions relating thereto.

                 (e) With a view to making available to the Lender and subsequent holders of the Warrant Shares the benefits of certain rules and regulations of the Securities and Exchange Commission (the "SEC") (including, without limitation, Rule 144 and Rule 144A under the Act) which may permit the sale of Warrant Shares to the public without registration, the Issuer agrees, commencing at such time and for so long as a public market legally exists for the Shares, to take any and all actions as may be required of it to make available to the Lender and such subsequent holders such benefits, including without limitation, to:

                          (i) make and keep public information available as those terms are understood and defined in Rule 144 under the Act or any successor provision thereto;

                          (ii) make and keep available the information specified in Rule 144A(d)(4) under the Act or any successor provision thereto;

                          (iii) file with the SEC in a timely manner all reports and other documents required of the Issuer under the Act and the Securities Exchange Act of 1934 (the "Exchange Act"); and

                          (iv) so long as the Lender or any subsequent holder owns any Warrants or Warrant Shares, furnish to each of the Lender or such holder, as applicable, forthwith upon request a written statement by the Issuer as to its compliance with the information or reporting requirements of Rule 144 and Rule 144A, or any successor provision thereto, and of the Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Issuer filed with the SEC and such other reports and documents of the Issuer and other information in the possession of, or reasonably obtainable by, the Issuer as the Lender or such holder may reasonably request in availing itself of any rule or regulation of the SEC allowing the Lender or such holder to sell any such securities without registration.

                 6. Registration Rights. As used in this Section 6, the term "Warrant Shares" includes all Shares and other securities which may be issued by the Issuer upon exercise of the Warrants and which may thereafter be issued by the Issuer in respect of any such Shares by means of any conversions, stock splits, stock dividends, recapitalizations or the like, as otherwise adjusted pursuant to Section 4. As used in this Section 6, the term "Holder of Registrable Securities" shall mean any Warrantholder and any holder of any of the securities underlying any Warrant.

                 (a) If, at any time during the period commencing on the date hereof and ending on the Expiration Date, the common stock of the Issuer is listed or admitted to trading on any national securities exchange, Holders of Registrable Securities owning at least 50% of the outstanding Warrants and Non-Public Warrant Shares may, by written notice to the Issuer (a "Registration Notice"), request that the Issuer register under the Act all Warrant Shares owned by such Holders of Registrable Securities. Upon receipt by the Issuer of any such notice, the Issuer will notify all Holders of Registrable Securities of its intention to file a registration statement in respect of such Warrant Shares with the SEC, at least 30 days prior to the filing of any such registration statement with the SEC. Upon the written request of any Holder of Registrable Securities given to the Issuer within 15 Business Days after receipt by such Holder of Registrable Securities of any such notice from the Issuer, which request shall state the number of Warrant Shares to be included in the registration statement or post-effective amendment to the registration statement, the Issuer shall cause all such Warrant Shares to be included in such registration statement and use its best efforts to effect promptly the registration of the

Warrant Shares under the Act. If the Issuer receives a Registration Notice after the Issuer has agreed to enter into a consolidation or merger of the Issuer with or into any other corporation or to sell, lease, convey or otherwise dispose of all or substantially all of the properties and assets of the Issuer to any other corporation, the Issuer may delay the registration provided for in this Section 6(a) until the earlier of (i) the date on which such consolidation, merger, sale, lease, conveyance or other disposition has occurred or (ii) 90 days shall have elapsed since the Issuer received the original notice from Holders of Registrable Securities requesting registration of the Warrant Shares. The Issuer shall not be obligated to file more than two registration statements at the Request of the Holders of any Registrable Securities pursuant to this
Section 6(a); provided that the restriction set forth in this sentence shall not apply to any request following the failure of more than 10% of the Shares requested by Holders of Registrable Securities to be included in any registration pursuant to Section 6(e), and the Issuer shall not be obligated to file a registration statement more than once in any nine-month period or in violation of any underwriting agreement to which the issuer is a party.

                 (b) If, at any time during the period commencing on the date hereof and ending on the Expiration Date, the Issuer proposes to register any of its securities under the Act, other than a registration effected solely to implement any employee benefit plan or a transaction to which Rule 145 promulgated under the Act is applicable, at each such time the Issuer shall give written notice to all Holders of Registrable Securities of its intention to file a registration statement in respect of such securities with the SEC, at least 30 days prior to filing any such registration statement with the SEC. Upon the written request of any Holder of Registrable Securities given to the Issuer within 15 Business Days after receipt by such Holder of Registrable Securities of any such notice from the Issuer, which request shall state the number of Warrant Shares to be included in the registration statement or post-effective amendment to the registration statement, the Issuer shall cause all such Warrant Shares to be included in such registration statement and use its best efforts to effect promptly the registration of the Warrant Shares so included under the Act. If the registration with respect to which the Issuer gives notice pursuant to this Section 6(b) is for a registered public offering involving an underwriting, the Issuer shall so advise the Holders of Registrable Securities of such underwriting as part of the written notice of the proposed registration.

                 (c) Whenever the Issuer is to effect the registration of any Warrant Shares under the Act, as provided herein, the Issuer shall:

                          (i)     cause a registration statement or
                 post-effective amendment to such registration statement to be filed with the SEC on an appropriate form with respect to such Warrant Shares and use its best efforts to cause such registration statement or post-effective amendment to become and remain effective as provided herein;

                          (ii) prepare and file with the SEC such amendments and supplements to such registration statement or post-effective amendment to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement or post-effective amendment effective for a period of up to 180 days and to comply with the provisions of the Act, and regulations of the SEC promulgated thereunder, with respect to the sale or other disposition of all Warrant Shares covered by such registration statement or post-effective amendment, including such amendments and supplements as may be necessary to reflect the intended method of disposition from time to time of the prospective seller or sellers of such Warrant Shares;

                          (iii) provide the Holders of Registrable Securities or persons designated by them such reasonable number of copies of such prospectuses in preliminary and definitive form or supplements thereto in conformity with the requirements of the Act as may be reasonably required and such other documents as such Holders of Registrable Securities may reasonably request to facilitate the public sale or disposition of the Warrant Shares by such Holders of Registrable Securities;

                          (iv) as expeditiously as possible, notify each seller of such Warrant Shares if, at any time when a prospectus relating to such Warrant Shares is required to be delivered under the Act, any event shall have occurred as a result of which the prospectus then in use with respect to such Warrant Shares would include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or for any other reason it shall be necessary to amend or supplement such prospectus in order to comply with the Act and prepare and furnish to all sellers a reasonable number of copies of a supplement to, or an amendment of, such prospectus which will correct such statement or omission or effect such compliance;

                          (v) register or qualify the Warrant Shares covered by such registration statement or post-effective amendment to such registration statement under such other securities, blue sky or other applicable laws of each jurisdiction within the United States as each of the Holders of Registrable Securities shall reasonably request to enable each Holder of Registrable Securities to consummate the public sale or other disposition in such jurisdiction of such Warrant Shares by such Holder of Registrable Securities;

                          (vi) use its best efforts to keep the holders of such Warrant Shares informed of the Issuer's best estimate of the earliest date on which such registration statement or any post-effective amendment or supplement thereto will become effective and promptly notify such holders and the managing underwriters, if any, participating in the distribution pursuant to such registration statement or post-effective amendment or supplement thereto of the following: (A) when such registration statement or any post-effective amendment or supplement thereto becomes effective or is approved, (B) of the issuance by any competent authority of any stop order suspending the effectiveness or qualification of such registration statement or the prospectus then in use or the initiation or threat of any proceeding for that purpose and
                 (C) of the suspension of the qualification of any Warrant Shares included in such registration statement for sale in any jurisdiction;

                          (vii)   furnish to the sellers of such Warrant
                 Shares, on the date that such Warrant Shares are delivered to the underwriters for sale in connection with a registration, if such Warrant Shares are being sold through underwriters or, if such Warrant Shares are not being sold through underwriters, on the date that the registration statement with respect to such Warrant Shares becomes effective under the Act, (A) an opinion of such independent counsel as has represented the Issuer for the purposes of such registration, dated such date, in form and substance as is customarily given by counsel to underwriters in an underwritten public offering and (B) a "comfort" letter dated such date from the independent public accountants who have certified the Issuer's financial statements included in the registration statement, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering;

                          (viii) make available to its security holders, as soon as practicable, an earnings statement covering a period of at least twelve months which satisfies the provisions of
                 Section 11(a) of the Act and Rule 155 thereunder; and

                          (ix) cooperate with the sellers of such Warrant Shares and the underwriters, if any, of such Warrant Shares, give each seller of such Warrant Shares, and the underwriters, if any, of such Warrant Shares and their respective counsel and accountants, such access to its books and records and such opportunities to discuss the business of the Issuer with its officers and independent public accountants as shall be necessary to enable them to conduct a reasonable investigation within the meaning of the Act and, in the event that Warrant Shares are to be sold in an underwritten offering, enter into an underwriting agreement containing customary representations and warranties, covenants, conditions and indemnification provisions.

                 (d) All expenses incurred in, effecting any registration of the Warrant Shares including, without limitation, all registration and filing fees, printing expenses, expenses of compliance with blue sky laws, fees and disbursements of counsel for the Issuer, the reasonable fees and expenses of one counsel for the sellers of the Warrant Shares (selected by those holding a majority of the Shares being registered) and expenses of any audits incidental to, or required by, any such registration (including any audits for periods other than the fiscal year of the Issuer) shall be borne by the Issuer, except underwriting discounts or commissions attributable to the Warrant Shares; provided, however, that any rights under paragraphs (a) through (d) of this Section 6 are expressly subject to the following condition: if the managing underwriter of any underwritten offering determines, and advises the Issuer in writing at any time, that the inclusion in the registration of any Shares belonging to the Holders of Registrable Securities would interfere in any way with the successful marketing of the securities proposed to be registered by the Issuer or would decrease the price at which the securities of the Issuer could be offered or increase the underwriters' discount, then the Issuer will include in such registration only such number of Shares which the Issuer is advised by the managing underwriter can be sold in such offering and the number of Shares sought to be registered by each seller (which term shall include each holder of Shares including, but not limited to, Warrant Shares and the Issuer) shall be appropriately reduced (i) pro rata among the sellers in proportion to the number of Shares sought to be registered by all such sellers in the event the Shares included in such registration statement equal or exceed 20% of all outstanding Shares, (ii) pro rata among the Holders of Registrable Securities and all holders of Shares (other than the Issuer) in proportion to the number of Shares sought to be registered by all such sellers in the event of any other registration pursuant to Section 6(b) or (iii) pro rata among all sellers of Shares (other than the Holders of Registrable Securities) in proportion to the number of Shares sought to be registered by all such sellers in the event of any registration pursuant to Section 6(a). Any Warrant Shares withdrawn under the preceding sentence from such underwriting shall, unless the Holder of Registrable Securities requests otherwise, be included in such registration but shall not be transferred in a public distribution prior to 270 days after the effective date of the registration statement relating thereto.

                 7. Indemnification. (a) In the event that any registration statement is filed with the SEC and becomes effective with respect to Warrant Shares in accordance with Section 6, the Issuer agrees to indemnify and hold harmless each Holder of Registrable Securities and each person, if any, who controls such Holder of Registrable Securities within the meaning of Section 15 of the Act and each and all of them from and against any and all losses, claims, demands, damages, costs, expenses or liabilities, joint or several, to which each or all of them may become subject under the Act, the

Exchange Act or any other statute or at common law or otherwise. Except as hereinafter provided, the Issuer agrees to reimburse each of the Holders of Registrable Securities and each such controlling person for any legal or other expenses reasonably incurred by such Holder of Registrable Securities or such controlling person in connection with investigating or defending any actions, whether or not resulting in any liability. Such indemnification and reimbursement shall only apply insofar as such losses, claims, demands, damages, costs, expenses, liabilities or actions arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in such registration statement or in the prospectus contained therein (as from time to time amended or supplemented by the Issuer) or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. In addition, such indemnification reimbursement shall not be made if such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement or the prospectus contained therein in reliance upon, and in conformity with, information furnished in writing to the Issuer in connection therewith by any Holder of Registrable Securities expressly for use therein. This indemnity agreement shall be in addition to any liability which the Issuer may otherwise have.

                 (b) Each Holder of Registrable Securities shall indemnify and hold harmless the Issuer, each of its directors and officers who have signed any such registration statement and each person, if any, who controls the Issuer within the meaning of Section 15 of the Act, from and against any and all losses, claims, demands, damages, costs, expenses or liabilities, joint or several, to which each or all of them may become subject under the Act, the Exchange Act or any other statute or at common law or otherwise. Except as hereinafter provided, each Holder of Registrable Securities agrees to reimburse the Issuer and each such director, officer or controlling person for any legal or other expenses reasonably incurred by the Issuer or such director, officer or person in connection with investigating or defending any actions, whether or not resulting in any liability. Such indemnification and reimbursement shall only be made insofar as such losses, claims, demands, damages, costs, expenses, liabilities or actions arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in such registration statement or in the prospectus contained therein (as from time to time amended or supplemented by the Issuer) or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. In addition, such indemnification and reimbursement shall not be made unless such untrue statement or alleged untrue statement or omission or alleged omission was in such registration statement or the prospectus combined thereto in reliance upon, and in conformity with, information furnished in writing to the Issuer in connection therewith by such Holder of Registrable Securities expressly for use therein. This indemnity agreement shall be in addition to any liability which such Holder of Registrable Securities may otherwise have.

                 (c) Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (a) or (b) of this Section 7 of written notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim thereof is made against the indemnified party pursuant to the provisions of paragraph (a) or (b) of this Section 7, notify the indemnifying party of the commencement thereof, but the failure of the indemnified party to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than hereunder except to the extent the indemnifying party is actually prejudiced by such failure. If a proceeding is commenced against any indemnified party and such indemnified party notifies the indemnifying party of the commencement thereof in writing, the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party (who may also be counsel to the indemnifying party, if satisfactory to the indemnified party) to represent the indemnified party and any other persons the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and disbursements of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party shall have failed to retain counsel for the indemnified party as aforesaid, (ii) the indemnifying party and such indemnified party shall have mutually agreed to the retention of such counsel or (iii) representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding or due to the availability of different or additional legal defenses to such indemnified party. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and disbursements of more than one separate firm to act as counsel for the indemnified party. No indemnifying party shall be liable to an indemnified party for any settlement of any action without the consent of the indemnifying party.

                 8. Covenants of the Issuer. Following the repayment of the Loan and all other amounts payable pursuant to the Loan Agreement: (a) the Issuer shall furnish to the Holders of Registrable Securities, as soon as available, but not later than 90 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such year and the related consolidated statements of income, stockholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm stating that such financial statements present fairly in all material respects the financial position for the periods indicated and were prepared in conformity with GAAP consistently applied and were reviewed in accordance with Modified Accrual Accounting consistently applied. Such opinion shall not be qualified or limited because of a restricted or limited examination by such accountants of any material portion of the records of the Issuer or any of the Issuer's Subsidiaries;

                 (b) the Issuer shall furnish to the Holders of Registrable Securities, as soon as available, but not later than 30 days after the end of each fiscal month of each year, a copy of the unaudited consolidated balance sheet of the Issuer and its Subsidiaries, and the related consolidated statements of income, stockholders' equity and cash flows as of the end of such month and for the portion of the fiscal year then ended, all certified on behalf of the Issuer by the Chief Financial Officer of the Issuer as being complete and correct and fairly presenting in all material respects, in accordance with GAAP and Modified Accrual Accounting, the financial position and results of operations of the Issuer and each of its Subsidiaries, subject to normal year-end adjustment and absence of footnote disclosure;

                 (c) the Issuer shall furnish to Holders of Registrable Securities, as soon as available, but not later than 120 days after the end of each fiscal year of the Fund, a copy of the audited consolidated balance sheet of the Fund and its Subsidiaries as at the end of such year and the related consolidated statements of income, partners' capital and cash flows for such fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm stating that such financial statements present fairly in all material respects the financial position for the periods indicated and were prepared in conformity with GAAP consistently applied;

                 (d) the Issuer shall furnish the Holders of Registrable Securities concurrently with the delivery of the financial statements referred to in paragraph (b)of this Section 8, a management report, in reasonable detail, signed on behalf of the Issuer by the Chief Financial Officer of the Issuer, describing the operations and financial condition of the Issuer and its Subsidiaries for the month and the portion of the fiscal year then ended (or, in the case of annual financial statements, for the fiscal year then ended) and setting forth a mailing tracking summary, a current mailing schedule and a statement of increases or decreases in the number of Subscribers;

                 (e) the Issuer shall furnish the Holders of Registrable Securities promptly after the same are sent, copies of all financial statements and reports sent to the Issuer's stockholders and, promptly after filed, copies of all financial statements and reports which the Issuer may make to, or file with, the SEC or similar governmental authority;

                 (f) the Issuer shall furnish the Holders of Registrable Securities promptly upon receipt thereof, copies of any reports submitted by the Issuer's certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of the Issuer made by such accountants, including any comment letters submitted by such accountants to management of the Issuer in connection with their services; and;

                 (g) the Issuer agrees not to issue any Series A Shares or other series of preferred stock.

                 9. Option to Sell. (a) Subject to the consent of the Senior Lender and TRW if required pursuant to the Senior Credit Agreement or TRW Senior Subordinated Note, as applicable, at the written request of any holder of Warrants and/or Non-Public Warrant Shares (a "Put Notice") made at any time during any period commencing on the earlier of (i) receipt by the holders of the Warrants and the Non-Public Warrant Shares of the financial statements of the Issuer for the fiscal year ending September 30, 2002 and (ii) January 31, 2003 and ending on March 10, 2007 (the "Put Period"), the Issuer shall purchase all Warrants and Non-Public Warrant Shares held by such holder (the "Option to Sell"). Any Put Notice shall state the number of Warrants and the number of Non-Public Warrant Shares to be purchased. The purchase price payable by the Issuer to all holders upon any mandatory purchase pursuant to this Section 9(a) shall be the higher of (i) the sum of (A) (l) five times (2) EBITDA for the most recent year for which financial statements of the Issuer are required to be delivered pursuant to Section 8(a), minus (B) the aggregate principal amount of all Indebtedness for borrowed money outstanding as of the date of the Put Notice, plus (C) cash of the Issuer on the date of the Put Notice and (ii) the Market Price (as defined in paragraph (b) of this Section
9) (such purchase price, the "Aggregate Purchase Amount"). The Aggregate Purchase Amount shall be apportioned to each selling holder in accordance with the aggregate number of Warrants and Non-Public Warrant Shares of such holder being purchased. The portion of the Aggregate Purchase Amount payable to each holder shall be reduced by an amount equal to the product of (1) the number of Warrants of such holder being purchased and (2) the Warrant Price that would have been payable had each such Warrant been exercised.

                 (b) The Market Price shall be determined as of the date of the Put Notice. "Market Price" shall mean the fair market value of the Warrants and/or Warrant Shares being purchased as determined in good faith by the Board of Directors of the Issuer or, if a majority of the holders of the Warrants and Non-Public Warrant Shares being purchased shall, in the exercise of their sole discretion, object to such determination and shall forward written notice of such objection to the Issuer within 30 days of their receipt of notice of such determination of the Market Price by the Issuer's Board of Directors, by an independent investment banking firm selected by the holders of a majority of the Warrants and Non-Public Warrant Shares being purchased (the cost of the engagement of said investment banking firm to be borne in a proportion of 50% by the Issuer and 50% by the holders of the Warrants and Non-Public Warrant Shares being purchased). Any such valuation shall be effective for six months and shall apply to all Put Notices delivered within such six-month period.

                 (c) The Issuer shall purchase the Warrants and Non-Public Warrant Shares with respect to which any holder shall have delivered a Put Notice to the Issuer stating such holder's intent to exercise the Option to Sell within the later of (i) 90 days after receipt of the Put Notice or (ii) 10 days after the determination of the Market Price, but in no event later than 100 days after receipt of the Put Notice, on a date designated in writing by the Issuer to each holder; provided that interest upon any amounts in respect of such purchase not paid to such holder within 90 days after receipt of the Put Notice shall accrue at a rate equal to 14% per annum until paid in full.

                 (d) On the date designated in writing by the Issuer to each holder of the Warrants and Non-Public Warrant Shares to be purchased by the Issuer, each such holder shall surrender its Warrants and Warrant Shares to the Issuer without any representation or warranty by such holder to the Issuer (other than the representation and warranty that such holder has good and valid title thereto, free and clear of liens, claims, encumbrances and restrictions of any kind, and the requisite power to transfer such Warrants and Warrant Shares), against payment therefor by (at the option of such holder) (1) wire transfer to an account in a bank designated by such holder for such purpose or
(2) a certified or official bank check drawn on a member of the New York Clearing House payable to the order of such holder.

                 (e) Notwithstanding anything to the contrary contained in this Section 9, the Issuer shall not be required to honor its obligations with respect to any Put Notice given at a time when the Issuer does not have sufficient funds to make the purchase required by such Put Notice; provided, however, that, if a financial institution which makes available financing at rates comparable to rates at which the Senior Lender has agreed to provide financing to the Issuer under the Senior Credit Agreement could reasonably be expected to provide financing to the Issuer on terms similar to those in the Senior Credit Agreement in an amount equal to the amount necessary to honor such obligations, the Issuer shall, if requested by the Lender (or, if the Lender is not then the holder of the majority of the Warrants and Non-Public Warrant Shares, the holders of a majority of the Warrants and Non-Public Warrant Shares, provided that, at the time the Lender ceased to be the holder of the majority of the Warrants and the Non-Public Warrant Shares, the Issuer consented to the applicability to such majority holders of this Section 9(e)), use its reasonable best efforts until the expiration of 180 days after the determination of the Market Price pursuant to Section 9(b) to obtain funds to the extent of the availability of such financing in an amount sufficient to honor its obligations with respect to such Put Notice (provided that such financing is, in the reasonable judgment of the Issuer, not materially adverse to the Issuer).

                 10. Issuer's Option to Repurchase Warrants. (a) Upon written notice from the Issuer to each holder of the outstanding Warrants and Non-Public Warrant Shares (a "Call Notice") made at any time during the period commencing on the date of receipt by the holders of Warrants and Non-Public Warrant Shares of the financial statements of the Issuer for the fiscal year ending September 30, 2003 and ending on March 10, 2007, the Issuer may purchase all of the Warrants and Non-Public Warrant Shares outstanding (the "Option to Purchase"). Any Call Notice shall state the number of Warrants and the number of Non-Public Warrant Shares to be purchased from each holder thereof, the price to be paid to such holder, the method of determination of such price and the date of the purchase. The Aggregate Purchase Amount payable by the Issuer to all holders upon the exercise of the Option to Purchase shall be determined as set forth in Section 9(b); provided that the Market Price shall be determined as of the date of the Call Notice. The Aggregate Purchase Amount shall be apportioned to each holder in accordance with the aggregate number of the Warrants and Non-Public Warrant Shares held by such holder. The Aggregate Purchase Amount divided by the aggregate number of Warrants and Non-Public Warrant Shares outstanding shall be the "Call Price." The portion of the Aggregate Purchase Amount payable to each holder shall be reduced by an amount equal to the product of (1) the number of Warrants of such holder being purchased and (2) the Warrant Price that would have been payable had each such Warrant been exercised.

                 (b) The Issuer shall purchase the Warrants and Warrant Shares pursuant to a Call Notice from the holders thereof within the later of
(i) 90 days after the date of the Call Notice or (ii) 10 days after the determination of the Market Price, but in no event later than 100 days after the date of the Call Notice, on a date designated in writing by the Issuer to each holder; provided that interest upon any amounts in respect of such purchases not paid to any holder within 90 days after the date of the Call Notice shall accrue at a rate equal to 14% per annum until paid in full. On the date designated in writing by the Issuer to each holder of the Warrants and Non-Public Warrant Shares, each such holder shall surrender its Warrants and Warrant Shares to the Issuer without any representation or warranty by such holder to the Issuer (other than the representation and warranty that such holder has good and valid title thereto, free and clear of liens, claims, encumbrances and restrictions of any kind, and the requisite power to transfer such Warrants and Warrant Shares), against payment therefor by (at the option of such holder) (1) wire transfer to an account in a bank designated by the holder for such purpose or (2) a certified or official bank check drawn on a member of the New York Clearing House payable to the order of such holder.

                 (c) If a Valuation Event (as defined below) shall occur within 180 days after the date of the exercise of the Call Option pursuant to
Section 10(a), which Valuation Event evidences a market price per Share greater than the Call Price determined pursuant to the related Call Notice, then the Issuer shall pay to each person who sold Warrants or Non-Public Warrant Shares to the Issuer in connection with such Call Notice an amount equal to the product of (i) the number of Warrants and/or Non-Public Warrant Shares purchased from such holder pursuant to such Call Notice times (ii) the excess of (A) the then Current Market Price per Share evidenced by such Valuation Event over (B) the Call Price determined pursuant to such Call Notice. "Valuation Event" shall mean
(i) a Cash-Out Event or (ii) the initial public offering of at least 20% of the common stock of the Issuer. "Cash-Out Event" shall occur (i) upon the occurrence of a Change of Control in violation of the Loan Agreement, (ii) if the Issuer shall breach in any material respect any of the covenants contained herein and such breach shall have been continuing for 45 days, as determined in good faith by the holders of a majority of the Warrants and Non-Public Warrant Shares, or (iii) if, at any time when the Loan has been prepaid in full with proceeds from cash flow of the Issuer, the Issuer or any of its Subsidiaries shall, directly or indirectly, purchase or acquire any material assets other than those directly related to the business lines of the Issuer and its Subsidiaries as of the date hereof.

                 11. Liquidity Event. If, prior to the date that is twenty-four months following the Closing Date, (a) the Loan and all other amounts due under the Loan Agreement shall have been repaid in full and (b) the Lender shall have received in excess of $3,000,000 in cash by reason of the sale or any other disposition of all or any portion of the Warrants and Warrant Shares (such excess over

$3,000,000, the "Excess Amount"), the Lender shall pay to the Issuer an amount equal to 25% of the Excess Amount on the date of receipt thereof by the Lender.

                 12. Adoption of Management Option Plan. If the Parents adopt the Management Option Plan within 60 days following the Closing Date, the number of Warrants represented by this certificate shall automatically be reduced to 4,843.05 Warrants on the date of such adoption, and such Warrants, as so reduced, shall represent 10.8% of the sum of (A) 40,000 Shares, being the number of Shares outstanding on the date of such adoption, plus (B) 4,843.05 Warrant Shares.

                 13. Amendments and Waivers. Any provision of this Certificate may be amended, supplemented, waived, discharged or terminated by a written instrument signed by the Issuer and the holders of not less than 66-2/3% of the outstanding Warrants (or, in the case of Sections 6 and 7, the holders of 66-2/3% of all outstanding Warrants and Non-Public Warrant Shares); provided that (i) the number of Warrant Shares issuable upon exercise of the Warrants may not be reduced and the Warrant Price may not be increased (except pursuant to Section 4) without the consent of each holder of Warrants, (ii) the Expiration Date may not be changed to an earlier date without the consent of each holder of Warrants, (iii) so long as the Lender shall be a Warrant holder,
Section 11 may not be amended except with the consent of the Lender and (iv) this Section 12 may not be amended except with the consent of the holders of Warrants and/or Warrant Shares.

                 14. Specific Performance. The holders of the Warrants and/or Non-Public Warrant Shares shall have the right, without prejudice to any other rights and remedies otherwise available to them, to specific performance, without proof of actual damages, by the Issuer of the provisions of this Certificate. The Issuer hereby irrevocably waives any defense based on the adequacy of a remedy at law which may be asserted as a bar to the remedy of specific performance in any action brought against the Issuer for specific performance of this Certificate by the holders of the Warrants and/or Non-Public Warrant Shares.

                 15. Gender and Number. As used herein, the use of any of the masculine, feminine, or neuter gender and the use of the singular or plural form shall include any or all of the other, wherever and whenever appropriate in the context.

                 16. Notices. Except as otherwise provided herein, to be effective, all notices and other communications to or upon the Issuer or any holder of Warrants or Warrant Shares shall be in writing or by telegraph, telecopier or telex and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand or by overnight courier, or when deposited in the mail, certified mail, return receipt requested, postage prepaid, three days after being so deposited or, in the case of telecopy notice, when sent, addressed to the Issuer in care of Lincolnshire Management, Inc., 780 Third Avenue, New York, New York 10017, and to any holder of Warrants or Warrant Shares at the address listed for such holder on the books of the Issuer.

                 17. Benefits of Certificate. Nothing in this Certificate shall be construed to give to any Person other than the Issuer, the Warrantholders and Holders of Registrable Securities any legal or equitable right, remedy or claim under this Certificate. This Certificate shall be for the sole and exclusive benefit of the Issuer, and the holders of the Warrants and the Holders of Registrable Securities.

                 18. Exchange, Loss or Destruction of Certificate. Upon surrender of this Certificate to the Issuer with a duly executed instrument of assignment and funds sufficient to pay any transfer tax, the Issuer shall, without charge, execute and deliver a new certificate of like tenor in the name of the assignee named in such instrument of assignment and this Certificate shall promptly be canceled. Upon receipt by the Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Certificate, and, in the case of loss, theft or destruction, of such bond or indemnity as the Issuer may reasonably require, and, in the case of mutilation upon surrender and cancellation of this Certificate, the Issuer will execute and deliver a new certificate of like tenor in lieu of such lost, stolen, destroyed or mutilated certificate.

                 19. Captions. The captions of the sections and subsections of this Certificate have been inserted for convenience only all have no substantive effect.

                 20. Applicable Law. This Certificate and the Warrants evidenced hereby shall for all purposes be construed in accordance with the laws of the State of New York.


Dated as of March 10, 1997



                                       CREDENTIALS SERVICES INTERNATIONAL, INC.



                                       By   /s/ Thomas J. Maloney
                                          -------------------------------------
                                            Name:  Thomas J. Maloney
                                            Title:  Chairman

                                                                      SCHEDULE I
                                                      to the Warrant Certificate







                                     SHARES



                  Owner                               Number of Shares
                  -----                               ----------------

                   CSI                                     39,900
                   CIS                                      100




                                SERIES A SHARES

                                      None

                 First Amendment as of September 26, 1997 (the "Amendment"), to the Warrant Agreement dated as of March 10, 1997 (as amended, the "Warrant Agreement"), made by Credentials Services International, Inc., a Delaware corporation (the "Issuer") in favor of Canterbury Mezzanine Capital, L.P., a Delaware limited partnership (the "Lender").

                 WHEREAS the Issuer has requested that the Lender amend certain provisions of the Warrant Agreement as set forth below; and

                 WHEREAS the Lender is willing, on the terms and subject to the conditions set forth below, to effect such amendment and grant such consents;

                 NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree, on the terms and subject to the conditions set forth below, as follows:

                 SECTION 1. Defined Terms. Unless otherwise defined herein, all defined terms used in this Amendment shall have the meanings ascribed thereto as re set forth in the Warrant Agreement, including those incorporated into the Warrant Agreement by reference to the "Loan Agreement" (as defined in the Warrant Agreement).

                 SECTION 2. "The Lender hereby exercises all of the Warrants (evidenced by the Certificate incorporated in the Warrant Agreement) to purchase a total of 4,843.05 Shares of the Issuer in the manner specified in
Section 2 of the Warrant Agreement, including payment by the Lender of the Warrant Price and the delivery to the Issuer of the Lender's duly signed and dated Exercise Form annexed hereto."

                 SECTION 3. Section 9 of the Warrant Agreement is hereby deleted in its entirety effective as of March 10, 1997.

                 SECTION 4. Section 10 of the Warrant Agreement is hereby deleted in its entirety effective as of March 10, 1997.

                 SECTION 5. Section 11 of the Warrant Agreement is hereby amended by deleting the caption and the provisions thereof in their entirety and by substituting in lieu thereof the following:

                          "11.  Excess Proceeds.  If, prior to 5 p.m. New York
                 City time, on March 10, 1999 (the "Liquidation Period"), (a) the Loan and all other amounts due under the Loan Agreement shall have been repaid in full and (b) the Lender shall have received in excess of $3,000,000 in cash by reason of the sale or any other disposition of all or any portion of the Warrants and/or Warrant Shares (such excess above the sum of $3,000,000 being hereinafter referred to as the "Excess Amount"), the Lender shall:

                          (i) pay to Lincolnshire such dollar amount as equals twenty five percent (25%) on the Excess Amount at the time of receipt thereof by the Lender on the Consummation Date (as hereinafter defined) or on any other date during the Liquidation Period; and

                          (ii) shall assign, transfer and deliver to Lincolnshire all of the Lender's right, title and interest (through delivery of stock certificates accompanied by proper instruments of transfer) in and to twenty-five percent (25%) of the number of the Warrant Shares to be retained by the Lender and which are not to be sold by the Lender pursuant to the Registration Statement at the time of receipt of such Excess Amount by the Lender on the Consummation Date (as hereinafter defined) or on any other date during the Liquidation Period."

                 SECTION 6. On the date of the consummation of the sale of the Shares, including a portion of the Shares issued to the Lender upon exercise of the Warrants (the "Consummation Date"), pursuant to a Form S-1 Registration Statement to be filed by the Issuer under the Act:

                 (a) the Lender, the Issuer, CIS, CSI and the Fund shall execute and deliver an instrument terminating and cancelling the Stockholders Agreement in its entirety without any further rights, duties, obligations or liabilities of any of the parties arising thereunder; and

                 (b) the Lender, the Issuer and CSI shall enter into a mutually agreeable "Registration Rights Agreement" which shall be in substitution for, and in lieu of, Sections 6, 7 and 8 of the Warrant Agreement in their entirety.

                 SECTION 7. Representations and Warranties. The Issuer represents and warrants to Lender as of the date hereof that:

                 (a) The Issuer (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (iii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (iv) has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party.

                 (b) This Amendment (i) has been duly authorized by all requisite corporate and, if required, stockholder action and (ii) will not (A) violate (I) any provision of law, statute, rule or regulation applicable to the Issuer, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Issuer, or (II) any provision of any indenture, agreement or other instrument to which the Issuer is a party or by which it or any of its property is or may be bound, (B) be in conflict with, result in or a breach of or constitute (alone or with notice or lapse of time or both), a default under any such indenture, agreement or other instrument or (C) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Issuer.

                 (c) This Amendment has been duly executed and delivered by the Issuer and constitutes a legal, valid and binding obligation of the Issuer, enforceable against the Issuer, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equity principles (whether enforcement is sought by proceedings in equity or at law).

                 (d) No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in order to consummate this Amendment, except such as have been made or obtained and are in full force and effect.

                 SECTION 8. Except as expressly amended by this Amendment, the Warrant Agreement shall remain in full force and effect until the Consummation Date, whereupon it shall automatically, and without further act of the parties, be terminated and cancelled in its entirety and neither the lender nor the Issuer shall, upon such termination and cancellation, have any further rights, duties or obligations or liabilities thereunder.

                 SECTION 9. Effectiveness. This Amendment shall become effective as of the date hereof when the Lender shall have received copies hereof that, when taken together, bear the signatures of the Issuer and the Lender.

                 SECTION 10. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Amendment.

                 SECTION 11. Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

                 IN WITNESS WHEREOF, the Issuer and the lender have caused this Amendment to be duly executed by their duly authorized officers, all as of the date and year first above written.

                               CREDENTIALS SERVICES INTERNATIONAL, INC.


                               By:  /s/David C. Thompson
                                    -------------------------------------
                                    Name:  David C. Thompson
                                    Title:  President and CEO

                               CANTERBURY MEZZANINE CAPITAL, L.P.
                               By: Canterbury Capital, LLC, its general partner

                               By:  /s/Nicholas B. Dunphy
                                    -------------------------------------
                                    Name:  Nicholas B. Dunphy
                                    Title:  Member

                 The undersigned hereby consent and agree to be bound by the provisions of Section 6 of the above agreement.

                               CSI INVESTMENT PARTNERS II, LTD.,
                               By:  Credentials II G.P., L.P.:
                                    -------------------------------------
                                    General Partner

                               By:  Credentials II G.P., Inc.:
                                    -------------------------------------
                                    its General Partner


                               By:  /s/Thomas J. Maloney
                                    -------------------------------------
                                    Name:  Thomas J. Maloney
                                    Title:  Vice President

                               CIS ACQUISITION PARTNERS, L.P.
                               By:  Credentials G.P., L.P.:
                                    -------------------------------------
                                    General Partner

                               By:  Credentials G.P., Inc.:
                                    -------------------------------------
                                    its General Partner


                               By:  /s/Thomas J. Maloney
                                    -------------------------------------
                                    Name:  Thomas J. Maloney
                                    Title:  Vice President



                     SIGNATURES CONTINUED ON FOLLOWING PAGE

                    SIGNATURES CONTINUED FROM PREVIOUS PAGE



                               LINCOLNSHIRE EQUITY FUND, L.P.

                               By:  Lincolnshire Equity Partners, L.P.:
                                    -------------------------------------
                                    General Partner


                               By:  Lincolnshire Equity, Inc.:
                                    -------------------------------------
                                    its General Partner


                               By:  /s/Thomas J. Maloney
                                    -------------------------------------
                                    Name:  Thomas J. Maloney
                                    Title:  Vice President

                                 EXERCISE FORM
                                       OF
                               WARRANTS PURSUANT
                              TO WARRANT AGREEMENT
                          DATED AS OF MARCH 10, 1997,
                                    BETWEEN
                    CREDENTIALS SERVICES INTERNATIONAL, INC.
                                      AND
                       CANTERBURY MEZZANINE CAPITAL, L.P.





         The undersigned hereby irrevocably elects to exercise the right to purchase 4,843.05 Shares underlying this Warrant according to the conditions hereof and herewith makes payment of the Warrant Price of such Shares in full.



                              CANTERBURY MEZZANINE CAPITAL, L.P.

                              By:  Canterbury Capital, LLC, its general partner,


                              By:  /s/Nicholas B. Dunphy
                                 ----------------------------------------------
                                   Name:  Nicholas B. Dunphy
                                   Title:  Member





Dated:  September 26, 1997